EXHIBIT INDEX
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Exhibit No.         Exhibit Description
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   99.1             Explanation of Responses






                                                                    EXHIBIT 99.1


(1) As of January 28, 2005, pursuant to a settlement agreement, and other related agreements, 4,389,000 shares of Common Stock of the Issuer jointly owned by the Reporting Person and her spouse, and 649,000 shares of Common Stock of the Issuer held in the name of Ofir Holding Limited, a company in which the Reporting Person shares ownership (collectively, the "Shares"), were sold for an aggregate purchase price of $170,000 (the "Purchase Price"). The Purchase Price was negotiated as part of the overall settlement agreement, and, therefore, does not necessarily represent the market value of the Shares on the date of the transaction.

(2) These shares were held in the name of Ofir Holding Limited, a company in which the Reporting Person shares ownership.

(3) As of January 28, 2005, pursuant to a settlement agreement, and other related agreements, the Issuer granted these options to the Reporting Person's spouse. The options were granted as consideration for services which had been performed by the Reporting Person's spouse.